GAMMON LAKE RESOURCES INC.	MEXGOLD RESOURCES INC.
1601 Lower Water Street	1601 Lower Water Street
Suite 402, Summit Place, PO Box 2067	Suite 402, Summit Place, Po Box 2067
Halifax, Nova Scotia, B3J 2Z1	Halifax, Nova Scotia, B3J 2Z1
Tel: 902-468-0614 Fax: 902-468-0631	Tel: 902-468-0614 Fax: 902-468-0631
www.gammonlake.com	www.mexgold.com
TSX:GAM / AMEX:GRS / BSX:GL7	TSXV:MGR

Halifax, July 31, 2006

Mexgold Shareholders Overwhelmingly Approve Business Combination with Gammon Lake Resources

99.84% of Votes Cast by Shareholders and Option Holders, and 99.73% of Votes
Cast by Mexgold Minority Shareholders were Voted in Favour of the Transaction

Gammon Lake Resources Inc. ("Gammon Lake") (TSX:GAM and AMEX:GRS) and Mexgold Resources Inc. ("Mexgold") (TSX-V:MGR) are pleased to announce that Mexgold shareholders have voted overwhelmingly in favour of the proposed business combination with Gammon Lake which was announced on June 26, 2006. At the special meeting of Mexgold shareholders held July 28, 2006, 99.84% of the votes cast by shareholders and option holders, and 99.73% of the votes cast by Mexgold minority shareholders were voted in favour of the transaction. The business combination is expected to become effective on or about August 4, 2006, subject to receiving court approval.

Fred George, Chairman and President of Gammon Lake stated, "The overwhelming support of Mexgold shareholders is an excellent indication of the value of the combined entities. The new company will be an unhedged multi-mine intermediate gold and silver company with substantial long-life production, low cash costs and significant exploration potential. All shareholders will benefit from the new company's success."

Highlights of the new Gammon Lake include:
  Intermediate gold-silver company with a fully-diluted market capitalization of over C$1.8 billion (based on the July 27, 2006 closing price of Gammon Lake).
  Upon reaching full production, Gammon Lake is expected to produce more than 400,000 gold equivalent ounces(1) annually (free of hedging).
  Expected low cash costs of below US$200 per gold equivalent ounce.(1)

  A large Measured & Indicated Resource of more than 6.0-million gold equivalent ounces (3.5-million ounces of gold and 165-million ounces of silver) and additional Inferred Resources of more than 9.0- million gold equivalent ounces (4.9-million ounces of gold and 249-million ounces of silver). Included within the Measured & Indicated Resources are Proven & Probable Reserves of more than 5.0-million gold equivalent ounces (2.8-million ounces of gold and 137-million ounces of silver). (Slightly different gold-silver ratios were used by each respective Company. Refer to reserve and resource tables at the end of this release).

  Low geopolitical risk.
  Attractive exploration land package.
  With a cash position of approximately C$36 million, the new company will be in a strong position to accelerate the exploration and development of the combined portfolio of properties.
  Strong, committed and entrepreneurial management with proven track record.

(1) Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US$450/oz and a silver price of US$7.50/oz. Gold equivalent production based on 235,600 ounces of gold and 10,500,000 ounces of silver.

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Upon final court approval being granted, the common shares of Mexgold will represent only a right to acquire common shares of Gammon Lake pursuant to the transaction. Following the completion of the transaction, the common shares of Mexgold will be delisted form the TSX Venture Exchange.

About Gammon Lake

Gammon Lake Resources Inc. is a Nova Scotia based mineral exploration and mining Company with properties in Mexico. The company's flagship Ocampo Gold-Silver Project is now in production and Gammon Lake is moving toward becoming a mid-tier gold and silver producer in 2006. The company is 100% unhedged and is fully financed following a US$40 million increase in its credit facility to finance remaining costs related to the Ocampo project.

About Mexgold

Mexgold Resources has been producing gold and silver from the El Cubo Mine since the Company acquired the mine in March, 2004. Mexgold has a cash position of approximately C$36 million. During the first quarter of 2006 the mine produced 10,643 ounces of gold and 496,783 ounces of silver. On a fully diluted basis, Mexgold is currently 23% owned by Gammon Lake.

The qualified person responsible for all technical data reported in this news release is Mr. John C. Thornton, Chief Operating Officer.

Cautionary Statement

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian legislation. All statements other than statements of historical fact, included in this release, including, without limitation, statements regarding potential mineralization and reserves, synergies and financial impact of the proposed transaction, the competitive position of the combined company, the benefits of the proposed transaction, exploration results, and future plans and objectives of Gammon Lake and Mexgold, are forward-looking statements (or forward-looking information) that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Gammon Lake's and Mexgold's expectations include, among others, risks related to international operations, the businesses of Gammon Lake and Mexgold not being successfully integrated or such integration proving more difficult, time consuming or costly than expected, not realizing on potential benefits of the combination, the actual results of current exploration activities, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those factors discussed in the section entitled "Risk Factors" in Gammon Lake's Form 40-F and Annual Information Form as filed with the United States Securities and Exchange Commission and Mexgold's Management's Discussion and Analysis as filed with securities regulatory authorities in Canada. Although Gammon Lake and Mexgold have attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended.

There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Neither Gammon Lake nor Mexgold undertakes to update any forward-looking statements that are included herein, except in accordance with applicable securities laws.

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For further information please visit the Gammon Lake or Mexgold websites at www.gammonlake.com or www.mexgold.com.

For additional information please contact:

Bradley H. Langille
Chief Executive Officer
Gammon Lake Resources Inc. and Mexgold Resources Inc.
902-468-0614

Jodi Eye
Investor Relations
Gammon Lake Resources Inc. and Mexgold Resources Inc.
902-468-0614

Gammon Lake Resources Inc. and Mexgold Resources Inc. Proven & Probable Reserves

Table 1: Gammon Lake Resources Inc. Ocampo Proven & Probable Reserves
			Gold				Gold
Project Area	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)		Ounces	Ounces	Ounces
Northeast Area	4.51	219	8.2	3,954,000	573,000	27,830,000	1,037,000
Open Pit Area High Grade	1.73	81	3.1	28,160,000	1,566,000	73,633,000	2,793,000
Open Pit Area Low Grade	0.23	9	0.4	29,569,000	221,000	8,360,000	360,000

Total Ocampo
Proven & Probable	1.19	55	2.1	61,683,000	2,360,000	109,823,000	4,190,000

The above was calculated using a gold equivalent external cut off grade of 3.0 g/t for the Northeast underground and 0.2 g/t for the open pit. Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US $450/oz and a silver price of US 7.50/oz. Proven & Probable reserves stated above are a subset of Measured & Indicated resources contained in Table 3.

Table 2: Mexgold Resources Inc. El Cubo-Las Torres Proven & Probable Reserves

			Gold	Silver			Gold
Mineral Category	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)	(000's)	Ounces	Ounces	Ounces
El Cubo
Proven	3.31	212	6.92	1,280	136,213	8,724,224	284,784
Probable	3.44	188	6.64	2,630	290,867	15,896,246	561,576
Total El Cubo Proven &
Probable Reserves	3.40	196	6.73	3,910	427,081	24,620,470	846,360
Las Torres (Underground)
Proven	1.83	212	5.44	190	11,179	1,295,002	33,232
Probable	2.60	81	3.98	550	45,975	1,432,283	70,366
Total Las Torres Proven &
Probable Reserves	2.40	115	4.35	740	57,153	2,727,285	103,598

Total Proven &
Probable Reserves	3.24	183	6.35	4,650	484,234	27,347,755	949,958

Gold equivalent values are based on 58.7 grams of silver = 1 gram of gold, calculated on a gold price of US $505 and a silver price of US $8.60. Dilution is 50% at zero grade. 95% extraction anticipated. Proven & Probable reserves stated above are a subset of Measured & Indicated resources contained in Table 4.

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Gammon Lake Resources Inc. and Mexgold Resources Inc. Measured & Indicated Resources

Table 3: Gammon Lake Resources Inc. Ocampo Measured & Indicated Resources
			Gold				Gold
Project Area	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)		Ounces	Ounces	Ounces
Northeast Area Measured	5.47	242	9.5	1,529,000	269,000	11,911,000	468,000
Open Pit Area Measured	0.79	36	1.4	38,330,000	974,000	44,369,000	1,713,000
Total Measured	0.97	44	1.7	39,859,000	1,243,000	56,280,000	2,181,000

Northeast Indicated	4.10	197	7.4	3,389,000	447,000	21,438,000	802,000
Open Pit Area Indicated	0.91	43	1.6	40,532,000	1,186,000	55,650,000	2,114,000
Total Indicated	1.16	55	2.1	43,921,000	1,633,000	77,088,000	2,916,000

Total Measured and Indicated	1.07	50	1.9	83,780,000	2,876,000	133,368,000	5,097,000

The above was calculated using gold equivalent external cut off grades of 3.0 g/t for the Northeast underground, 0.20 g/t for the open pit area, and 0.40 g/t for the Northeast surface. Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US $450/oz and a silver price of US $7.50/oz. Proven & Probable reserves contained in Table 1 are a subset of Measured & Indicated resources stated above

Table 4: Mexgold Resources Inc. El Cubo-Las Torres Measured & Indicated Resources
			Gold				Gold
Mineral Category	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)	(000's)	Ounces	Ounces	Ounces
El Cubo
Measured	4.96	318	10.38	900	143,518	9,201,330	300,214
Indicated	5.16	283	9.98	1,850	306,904	16,832,133	593,550
Total El Cubo Measured &
Indicated Resources	5.09	294	10.11	2,750	450,422	26,033,463	893,764
Las Torres (Underground)
Measured	2.75	318	8.17	134	11,847	1,369,976	35,178
Indicated	3.90	123	5.99	385	48,273	1,522,463	74,200
Total Las Torres Underground
Measured & Indicated Resources	3.60	173	6.56	519	60,121	2,892,439	109,378
Las Torres (Proposed) Phoenix Pit
Indicated	2.70	49	3.53	2,100	182,291	3,308,235	238,629
Total Phoenix Pit Indicated	2.70	49	3.53	2,100	182,291	3,308,235	238,629

Total Measured &
Indicated Resources	4.01	187	7.19	5,369	692,833	32,234,137	1,241,770

Gold equivalent values are based on 58.7 grams of silver = 1 gram of gold, calculated on a gold price of US $505 and a silver price of US $8.60. Proven & Probable reserves contained in Table 2 are a subset of Measured & Indicated resources stated above.

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Gammon Lake Resources Inc. and Mexgold Resources Inc. Inferred Resources

Table 5: Gammon Lake Resources Inc. Ocampo Inferred Resources
			Gold				Gold
Project Area	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)		Ounces	Ounces	Ounces
Northeast Area Inferred	4.26	234	7.9	13,556,000	1,870,000	99,820,000	3,573,000
Inferred Open Pit Area	2.13	122	4.1	15,769,908	1,080,000	62,065,000	2,114,000
Total Inferred	3.13	172	6.0	29,325,908	2,950,000	161,885,000	5,687,000

The above was calculated using gold equivalent external cut off grades of 3.0 g/t for the Northeast underground, 0.20 g/t for the open pit area, and 0.40 g/t for the Northeast surface. Gold equivalent values are based on 60 grams of silver = 1 gram of gold, calculated on a gold price of US $450/oz and a silver price of US $7.50/oz. The full Technical Report on the Ocampo Gold-Silver Project, dated January 2006, prepared by Mintec, Inc. is available at www.sedar.com.

Table 6: Mexgold Resources Inc. El Cubo-Las Torres Inferred Resources
			Gold				Gold
Deposit Location	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)	(000's)	Ounces	Ounces	Ounces
Underground
El Cubo	5.12	267	9.67	4,100	674,893	35,194,605	1,274,246
Las Torres	4.24	80	5.60	333	45,393	856,476	59,979
Total Underground
Inferred	5.05	253	9.36	4,433	720,286	36,051,081	1,334,225
Proposed Pits
Phoenix	2.72	58	3.71	1,100	96,193	2,051,170	131,124
Veta Madre	0.51	56	1.46	2,000	32,793	3,600,800	94,114
Total Pits
Inferred	1.29	57	2.26	3,100	128,986	5,651,970	225,237

Total Inferred	3.51	172	6.44	7,533	849,272	41,703,051	1,559,462

Gold equivalent values are based on 58.7 grams of silver = 1 gram of gold, calculated on a gold price of US $505 and a silver price of US $8.60. The full Technical Report on the El Cubo Gold-Silver Mine, dated April 17, 2006, prepared by Glenn R. Clark, P.Eng. and Glenn R. Clark & Associates Ltd. is available at www.sedar.com.

Table 7: Mexgold Resources Inc. Guadalupe y Calvo Inferred Resources
			Gold				Gold
Deposit Location	Gold	Silver	Equivalent	Tonnes	Gold	Silver	Equivalent
	(g/t)	(g/t)	(g/t)	(000's)	Ounces	Ounces	Ounces
Rosario Bulk Tonnage
(at 75% of available tonnes)	1.60	96	3.08	10,700	566,000	33,100,000	1,080,000
Rosario Underground
(at 33% of available tonnes)	18.50	435	25.19	700	393,000	9,200,000	530,000
Rosario Subtotal	2.64	117	4.43	11,400	959,000	42,300,000	1,610,000
Nankin Underground
(at 33% of available tonnes)	9.25	260	13.25	400	118,000	3,300,000	170,000
Total Rosario and
Nankin Structures	2.84	120	4.69	11,800	1,077,000	45,600,000	1,780,000

Gold equivalent values are based on 65 grams of silver = 1 gram of gold, calculated on a gold price of US $300 and a silver price of US $4.61. The full Technical Report on the Guadalupe y Calvo Gold-Silver Project, dated November 25, 2002, prepared by Pincock, Allen & Holt is available at www.sedar.com.

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